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EXHIBIT 21.1

Subsidiaries of Registrant

Prospect Medical Systems, Inc., a Delaware corporation
Pinnacle Health Resources, a California corporation
Prospect Hospital Advisory Services, Inc., a Delaware corporation
Prospect Advantage Network, Inc., a California corporation
ProMed Health Services Company, a California corporation
ProMed Health Care Administrators, a California corporation
Alta Hospitals System, LLC, a California limited liability company
Alta Los Angeles Hospitals, Inc., a California corporation
Alta Hollywood Hospitals, Inc., a California corporation

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  EXHIBIT 21.1